Luby's Reports First Quarter Fiscal 2015 Results

HOUSTON, Dec. 17, 2014 /PRNewswire/ -- Luby's, Inc. (NYSE: LUB) ("Luby's") today announced unaudited financial results for its twelve-week first quarter fiscal 2015, which ended on November 19, 2014.

Total revenues for the first quarter fiscal 2015 increased $1.0 million to $86.9 million. Loss from continuing operations before special items was $0.07 per diluted share compared to income from continuing operations before special items of $0.02 per diluted share in the first quarter fiscal 2014. Our first fiscal quarter has historically been a seasonally weaker quarter with lower guest traffic in the period after the start of school, but before the Thanksgiving holiday.

Chris Pappas, President and CEO, commented, "We are pleased to report total revenue growth this quarter in each of our business segments: Company-owned Restaurants, Culinary Contract Services, and Franchise Operations. We also achieved sales increase on a same-store basis at our Luby's Cafeterias, Fuddruckers restaurants, and Combo location (consisting of a side-by-side Luby's Cafeteria and Fuddruckers at one property location).

"In the first quarter fiscal 2015, we opened two new Fuddruckers restaurants, one in Brandywine, Maryland and one in El Paso, Texas. We also began operations at two new Culinary Contract Services locations, one in Greensboro, North Carolina and one in Houston, Texas. Today we operate 26 Culinary Contract Services locations compared to 21 at the end of the first quarter fiscal 2014.

"Our five Combo locations contributed 6.3% to our total restaurant sales in the first quarter fiscal 2015. These locations, in the aggregate, are meeting our sales expectations and represent a strategic growth driver for our company."

First Quarter Fiscal 2015 Highlights

  Revenue increases in all business segments
  Same-store sales growth at the core Luby's Cafeteria and Fuddruckers brands
  Same-store sales increase of 2.4% at our first Combo location and total Combo sales growth of $4.0 million compared to the first quarter fiscal 2014 with the addition of four new Combo locations opened in fiscal 2014
  Two new Fuddruckers restaurants opened: Brandywine, Maryland and El Paso, Texas
  Two new Culinary Contract Services location openings; 26 sites are in operation compared to 21 sites at the end of first quarter fiscal 2014

Restaurant Counts:

	FY2014 Year End	FY15 Q1 Openings	FY15 Q1 Closings	FY2015 Q1 End
Luby's Cafeterias	94			94
Fuddruckers Restaurants	71	2	(1)	72
Cheeseburger in Paradise	8			8
Other restaurants[1]	1			1
Total	174	2	(1)	175

(1) Other restaurants include one Bob Luby's Seafood.

Same-Store Sales Year-Over-Year Comparison

	Q1 2015	Q1 2014(2)
Luby's Cafeterias	0.2%	2.4%
Fuddruckers Restaurants	0.2%	(2.3%)
Koo Koo Roo Chicken Bistro	—	(6.9%)
Combo locations(1)	2.4%	—
Cheeseburger in Paradise	(6.7%)	—
Total same-store sales	(0.1%)	1.1%

(1)	Combo locations consist of a side-by-side Luby's Cafeteria and Fuddruckers at one property location
(2)	Same-store sales metrics reflected on a "calendar-shifted" basis for comparability to first quarter fiscal 2015.

Note: Luby's includes a restaurant's sales results into the same-store sales calculation in the quarter after a store has been open for six complete consecutive quarters. The first Combo location met the definition of same-stores in the third quarter fiscal 2014; the Cheeseburger in Paradise locations met the definition of same-stores in the first quarter fiscal 2015. In the first quarter fiscal 2015, there were 89 Luby's Cafeterias, 59 Fuddruckers, 1 Combo location, and 8 Cheeseburger in Paradise locations that met the definition of same-stores.

First Quarter Fiscal 2015 Results:

Restaurant Brand	Q1 2015 ($000s)	Q1 2014 ($000s)	Change ($000s)	Change (%)
Luby's Cafeterias	$ 50,548	$ 51,742	$ (1,194)	(2.3%)
Fuddruckers	21,452	19,548	1,904	9.7%
Combo Locations	5,057	1,041	4,016	386%
Cheeseburger in Paradise	3,500	7,287	(3,787)	(52.0%)
Koo Koo Roo	—	334	(334)	(100%)
Total Restaurant Sales	$ 80,557	$ 79,952	$ 605	0.8%

  Restaurant sales increased by $0.6 million to $80.6 million in the first quarter fiscal 2015 compared to $80.0 million in the first quarter fiscal 2014.
  Sales declined $1.2 million at our Luby's Cafeterias resulting from the absence of sales from three closed Luby's Cafeterias and the sales decline at one Luby's Cafeterias that is not yet included in the same-store grouping, partially offset by a 0.2% increase in same-store sales.  Luby's Cafeteria same-store sales increase resulted from a 0.1% increase in guest traffic and a 0.1% increase in average spend per guest.
  Sales increased $1.9 million at our Fuddruckers restaurants resulting from a 0.2% increase in same-store sales and the incremental sales contribution from eight new Fuddruckers restaurants, with these additions partially offset by the absence of sales from two closed Fuddruckers restaurants.  Fuddruckers same-store sales increase resulted from a 1.9% increase in guest traffic offset by a 1.7% decline in average spend per guest.
  Sales increased $4.0 million at our Combo locations due to the addition of four new Combo locations, as well as a 2.4% increase in sales at our first Combo location.
  Sales declined $3.8 million at our Cheeseburger in Paradise restaurants as we operated eight restaurants in the first quarter fiscal 2015 compared to 18 restaurants classified within our continuing operations in the first quarter fiscal 2014.  In addition, sales declined 6.7% at the eight Cheeseburger in Paradise restaurants in operation during the first quarter fiscal 2015.
  We ceased operations at the two remaining Koo Koo Roo Chicken restaurants prior to the start of fiscal 2015 and the absence of those sales accounted for an additional $0.3 million reduction in total restaurant sales.
  Revenue from franchise operations was $1.6 million in the first quarter fiscal 2015 and $1.5 million in the first quarter fiscal 2014.  On a same-store basis, sales within our franchise network in the first quarter fiscal year 2015 increased 0.2% compared to the first quarter fiscal 2014, in-line with the same-store increase at our Company-owned Fuddruckers restaurants.
  Revenue from Culinary Contract Services increased to $4.6 million in the first quarter fiscal 2015 compared to $4.3 million in the first quarter fiscal 2014. We ended the first quarter fiscal 2015 operating 26 locations, an increase from 21 locations at the end of the first quarter fiscal 2014.
  Store level profit, defined as restaurant sales less cost of food, payroll and related costs, other operating expenses, and occupancy costs, was $7.3 million, or 9.1% of restaurant sales in the first quarter fiscal 2015 compared to $9.1 million or 11.4% of restaurant sales in the first quarter fiscal 2014.   Store level profit is a non-GAAP measure and reconciliation to income from continuing operations is presented after the financial statements.
  In the first quarter fiscal 2015, the company reported a loss from continuing operations of $2.8 million, or a loss of $0.10 per diluted share.  This compares to loss from continuing operations of $0.7 million, or a loss of $0.02 per diluted share, in the first quarter fiscal 2014.  Results in fiscal 2015 and fiscal 2014 included various special items.  Excluding special items, the loss from continuing operations was $2.0 million, or a loss of $0.07 per diluted share, in first quarter fiscal 2015, compared to income from continuing operations of $0.6 million, or earnings of $0.02 per diluted share, in first quarter fiscal 2014.  While top-line sales grew by $1.0 million, we experienced cost increases in each of our expense line items resulting in reduced profitability.  Cost pressures in food commodity costs, payroll, insurance, repairs and maintenance, restaurant supplies, and opening costs all contributed to the decline in profitability.

Reconciliation of loss from continuing operations to income/(loss) from continuing operations, before special items(1,2):

	Q1 FY2015		Q1 FY2014
Item	Amount ($000s)	Per Share ($)	Amount ($000s)	Per Share ($)
Loss from continuing operations	$(2,816)	$(0.10)	$(693)	$(0.02)
Asset charges; loss on disposal of assets	191	0.01	172	0.00
Loss from Cheeseburger in Paradise(3)	277	0.01	1,096	0.04
Cheeseburger in Paradise locations closed for conversion (4)	380	0.01	—	—
Income (Loss) from Continuing Operations, before special items	$(1,968)	$(0.07)	$575	$0.02

(1)

Luby's uses income (loss) from continuing operations, before special items, in analyzing its results, which is a non-GAAP financial measure. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. Luby's has reconciled income from continuing operations, before special items, to income from continuing operations, the nearest GAAP measure in context.

(2)	Per share amounts are per diluted share after tax.
(3)	Loss from Cheeseburger in Paradise is after allocation of depreciation, direct G&A and interest expense, net of an estimated tax benefit.
(4)

These costs include rent, property taxes, utilities and certain restaurant management labor costs associated with Cheeseburger in Paradise locations closed for conversion.  These costs are included in Opening costs and Payroll and Related costs.

First Quarter Fiscal 2015 Operating Expense Review

Cost of food as a percentage of restaurant sales increased to 29.2% in the first quarter fiscal 2015 from 28.6% in the first quarter fiscal 2014. The food cost as a percentage of sales increased primarily from higher food commodity costs which impacted each of our restaurant brands. In particular, beef prices increased over 25% in the first quarter fiscal 2015 compared to the first quarter fiscal 2014, which had a disproportionate impact on our Fuddruckers brand.

In the first quarter fiscal 2015, payroll and related costs as a percentage of restaurant sales were 36.4% compared to 35.2% in first quarter fiscal 2014. The increase includes costs associated with efforts to deploy additional hourly labor at our Fuddruckers restaurants in order to enhance guest service and motivate increased guest traffic. In addition, new store openings contributed to higher payroll and related costs as both hourly restaurant staffing and management staffing were at an elevated level during the opening periods. Payroll and related costs were also negatively impacted by higher health insurance costs.

Other operating expenses include restaurant-related expenses for utilities, repairs and maintenance, advertising, insurance, supplies, and services. As a percentage of restaurant sales, other operating expenses increased to 19.6% in the first quarter fiscal 2015 from 18.9% in the first quarter fiscal 2014. The increase was attributable to higher repairs and maintenance costs, higher utilities expenses, higher restaurant supplies costs, and increased travel costs as a percentage of restaurant sales. These increases were partially offset by lower restaurant services costs as a percent of restaurant sales.

Occupancy costs include property lease expense, property taxes, and common area maintenance charges. Occupancy costs were $4.6 million in the first quarter fiscal 2015 and $4.7 million in the first quarter fiscal 2014.

Opening costs include labor, supplies, occupancy, and other costs necessary to support the restaurant through its opening period. Opening costs were $0.9 million in the first quarter fiscal 2015 compared to $0.3 million in the first quarter fiscal 2014. Included in the opening costs in first quarter fiscal 2015 are the carrying costs associated with six locations that were previously operated as Cheeseburger in Paradise restaurants and are now in varying stages of conversion to Fuddruckers restaurants. Also included in the opening costs are the opening costs for five Fuddruckers locations, two of which opened in the first quarter fiscal 2015, two that opened just prior to the start of the first quarter fiscal 2015, and one that opened after the end of the first quarter fiscal 2015.

Depreciation and amortization expense increased by $0.7 million to $5.1 million in the first quarter fiscal. This increase was due primarily to an increase in the depreciable asset base from recent new store construction, restaurant conversion, and remodel activity.

General and administrative expenses decreased to $7.7 million in the first quarter fiscal 2015 from $8.1 million in the first quarter fiscal 2014. As a percentage of total revenues, general and administrative expenses were 8.9% in the first quarter fiscal 2015, down from 9.4% in the first quarter fiscal 2014.

Balance Sheet and Capital Expenditures

We ended the first quarter fiscal 2015 with an outstanding debt balance of $48.3 million compared to $42.0 million at the end of fiscal 2014. During the first quarter fiscal 2015, our capital expenditures totaled $3.6 million. At the end of the first quarter fiscal 2015, we had $1.8 million in cash and $172.3 million in shareholders' equity.

Fiscal 2015 Outlook

"In fiscal 2014, we exceeded our new restaurant development expectations by opening twelve new restaurant locations. In fiscal 2015, we are focused on improving store level profit at these new restaurants while also enhancing our profitability at our core brand legacy locations. While we expect commodity cost pressures to increase in certain categories, we continue to implement and manage store-level initiatives to enhance efficiency, and we will make modest price adjustments without sacrificing guest service. Our expectation is to maintain the same-store sales trends at Luby's Cafeterias and to achieve positive same-store sales at Fuddruckers in fiscal 2015 compared to fiscal 2014. In addition, we opened two Company-owned Fuddruckers restaurants already in 2015, and our next Combo location is under construction in Jackson, Mississippi and will be our first Combo location outside of Texas. From our franchise pipeline, we estimate seven new Fuddruckers restaurant location openings in fiscal 2015, to be located in both domestic and international markets, including Italy, Poland, Panama, and Chile. Capital expenditures in fiscal 2015, including purchase of land, are expected to be between $20 and $25 million," concluded Pappas.

Conference Call

Luby's will host a conference call tomorrow, December 18, 2014, at 10:00 a.m., Central Time, to discuss further its first quarter fiscal 2015 results. To access the call live, dial (201) 689-8349 and ask for the Luby's conference call at least 10 minutes prior to the start time, or listen live over the Internet by visiting the events page in the investor relations section of www.lubysinc.com. For those who cannot listen to the live call, a telephonic replay will be available through December 25, 2014 and may be accessed by calling dialing (201) 612-7415 and using pass code 13596736#. Also, an archive of the webcast will be available after the call for a period of 90 days on the "Investors" section of the Company's website.

About Luby's

Luby's, Inc. (NYSE: LUB) operates restaurants under the brands Luby's Cafeteria, Fuddruckers and Cheeseburger in Paradise and provides food service management through its Luby's Culinary Contract Services business segment. The company-owned restaurants include 94 Luby's Cafeterias, 73 Fuddruckers restaurants, 8 Cheeseburger in Paradise full service restaurants and bars and one Bob Luby's Seafood Grill. Its 94 Luby's Cafeterias are located primarily in Texas. In addition to the 73 company-operated Fuddruckers locations, Luby's is the franchisor for 111 Fuddruckers franchise locations across the United States (including Puerto Rico), Canada, Mexico, Italy, the Dominican Republic, Panama, and Chile. Additionally, a licensee operates 31 restaurants with the exclusive right to use the Fuddruckers proprietary marks, trade dress, and system in certain countries in the Middle East. The Company does not receive revenue or royalties from these restaurants. Luby's Culinary Contract Services provides food service management to 26 sites consisting of healthcare, higher education and corporate dining locations.

This press release contains statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical fact, are "forward-looking statements" for purposes of these provisions, including the statements under the caption "Outlook" and any other statements regarding scheduled openings of units, scheduled closures of units, sales of assets, expected proceeds from the sale of assets, expected levels of capital expenditures, effects of food commodity costs, anticipated financial results in future periods and expectations of industry conditions.

Luby's cautions readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time-to-time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of Luby's. The following factors, as well as any other cautionary language included in this press release, provide examples of risks, uncertainties and events that may cause Luby's actual results to differ materially from the expectations Luby's describes in such forward-looking statements: general business and economic conditions; the impact of competition; our operating initiatives; fluctuations in the costs of commodities, including beef, poultry, seafood, dairy, cheese and produce; increases in utility costs, including the costs of natural gas and other energy supplies; changes in the availability and cost of labor; the seasonality of Luby's business; changes in governmental regulations, including changes in minimum wages; the effects of inflation; the availability of credit; unfavorable publicity relating to operations, including publicity concerning food quality, illness or other health concerns or labor relations; the continued service of key management personnel; and other risks and uncertainties disclosed in Luby's annual reports on Form 10-K and quarterly reports on Form 10-Q.

Luby's, Inc.
Consolidated Statements of Operations (unaudited)
(In thousands except per share data)

	Quarter Ended
	November 19, 2014	November 20, 2013
	(12 weeks)	(12 weeks)
SALES:
Restaurant sales	$80,557	$79,952
Culinary Contract Services	4,5985	4,270
Franchise revenue	1,581	1,514
Vending revenue	125	112
TOTAL SALES	86,861	85,848
COSTS AND EXPENSES:
Cost of food	23,493	22,869
Payroll and related costs	29,319	28,164
Other operating expenses	15,823	15,143
Occupancy costs	4,629	4,689
Opening costs	925	350
Cost of Culinary Contract Services	3,951	3,672
Depreciation and amortization	5,058	4,319
General and administrative expenses	7,703	8,067
Provision for asset impairments	—	210
Net loss on disposition of property and equipment	290	51
Total costs and expenses	91,191	87,534
LOSS FROM OPERATIONS	(4,330)	(1,686)
Interest income	1	2
Interest expense	(456)	(253)
Other income, net	187	296
Loss before income taxes and discontinued operations	(4,598)	(1,641)
Benefit for income taxes	(1,782)	(948)
Loss from continuing operations	(2,816)	(693)
Loss from discontinued operations, net of income taxes	(203)	(853)
NET LOSS	$(3,019)	$(1,546)
Loss per share from continuing operations:
Basic	$(0.10)	$(0.02)
Assuming dilution	(0.10)	(0.02)
Loss per share from discontinued operations:
Basic	$(0.01)	$(0.03)
Assuming dilution	(0.01)	(0.03)
Net loss per share:
Basic	$(0.11)	$(0.05)
Assuming dilution	(0.11)	(0.05)
Weighted average shares outstanding:
Basic	28,890	28,765
Assuming dilution	28,890	28,765

The accompanying notes are an integral part of these Consolidated Financial Statements.

The following table contains information derived from the Company's Consolidated Statements of Operations expressed as a percentage of sales. Percentages may not add due to rounding.

	Quarter Ended
	November 19, 2014	November 20, 2013
	(12 weeks)	(12 weeks)

Restaurant sales	92.7%	93.1%
Culinary Contract Services	5.35%	5.0%
Franchise revenue	1.8%	1.8%
Vending revenue	0.1%	0.1%
TOTAL SALES	100.0%	100.0%

COSTS AND EXPENSES:
(As a percentage of restaurant sales)
Cost of food	29.2%	28.6%
Payroll and related costs	36.4%	35.2%
Other operating expenses	19.6%	18.9%
Occupancy costs	5.7%	5.9%
Store level profit	9.1%	11.4%

(As a percentage of total sales)
General and administrative expenses	8.9%	9.4%
LOSS FROM OPERATIONS	(5.0)%	(2.0)%

Luby's, Inc.
Consolidated Balance Sheets
(In thousands, except per share data)

	November 19, 2014	August 27, 2014
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,814	$2,788
Trade accounts and other receivables, net	4,802	4,112
Food and supply inventories	7,554	5,556
Prepaid expenses	1,766	2,815
Assets related to discontinued operations	17	52
Deferred income taxes	587	587
Total current assets	16,540	15,910
Property held for sale	991	991
Assets related to discontinued operations	4,820	4,817
Property and equipment, net	211,046	212,879
Intangible assets, net	23,681	24,014
Goodwill	1,681	1,681
Deferred income taxes	13,321	11,294
Other assets	3,831	3,849
Total assets	$275,911	$275,435
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$22,422	$26,269
Liabilities related to discontinued operations	564	590
Accrued expenses and other liabilities	24,188	23,107
Total current liabilities	47,174	49,966
Credit facility debt	48,300	42,000
Liabilities related to discontinued operations	121	278
Other liabilities	7,989	8,167
Total liabilities	103,584	100,411
Commitments and Contingencies
SHAREHOLDERS' EQUITY
Common stock, $0.32 par value; 100,000,000 shares authorized; shares issued were 28,966,641 and 28,949,523, respectively; shares outstanding were 28,466,641 and 28,449,523, respectively	9,269	9,264
Paid-in capital	27,673	27,356
Retained earnings	140,160	143,179
Less cost of treasury stock, 500,000 shares	(4,775)	(4,775)
Total shareholders' equity	172,327	175,024
Total liabilities and shareholders' equity	$275,911	$275,435

The accompanying notes are an integral part of these Consolidated Financial Statements.

Luby's, Inc.
Consolidated Statements of Cash Flows (unaudited)
(In thousands)

	Quarter Ended
	November 19, 2014	November 20, 2013
	(12 weeks)	(12 weeks)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,019)	$(1,546)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for asset impairments, net of gains/losses on property sales	290	538
Depreciation and amortization	5,073	4,413
Amortization of debt issuance cost	36	26
Share-based compensation expense	322	325
Deferred tax benefit	(2,028)	(1,271)
Cash provided by operating activities before changes in operating assets and liabilities	674	2,485
Changes in operating assets and liabilities:
Decrease (increase) in trade accounts and other receivables	(690)	262
Increase in food and supply inventories	(1,998)	(1,996)
Decrease in prepaid expenses and other assets	1,118	1,281
Increase (Decrease) in accounts payable, accrued expenses and other liabilities	(3,431)	1,908
Net cash provided by (used in) operating activities	(4,327)	3,940
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from disposal of assets and property held for sale	692	467
Purchases of property and equipment	(3,588)	(9,207)
Net cash used in investing activities	(2,897)	(8,740)
CASH FLOWS FROM FINANCING ACTIVITIES:
Credit facility borrowings	25,800	22,300
Credit facility borrowings	(19,500)	(17,200)
Debt issuance costs	(50)	—
Net cash provided by financing activities	6,250	5,100
Net increase (decrease) in cash and cash equivalents	(974)	300
Cash and cash equivalents at beginning of period	2,788	1,528
Cash and cash equivalents at end of period	$1,814	$1,828
Cash paid for:
Income taxes	$—	$—
Interest	451	200

The accompanying notes are an integral part of these Consolidated Financial Statements.

Although store level profit, defined as restaurant sales less cost of food, payroll and related costs and other operating expenses is a non-GAAP measure, we believe its presentation is useful because it explicitly shows the results of our most significant reportable segment. The following table reconciles between store level profit, a non-GAAP measure to income from continuing operations, a GAAP measure:

	Quarter Ended
	November 19, 2014	November 20, 2013
	(12 weeks)	(12 weeks)
	(In Thousands)

Store level profit	$7,292	$9,087

Plus:
Sales from vending revenue	125	112
Sales from culinary contract services	4,598	4,270
Sales from franchise revenue	1,581	1,514

Less:
Opening costs	925	350
Cost of culinary contract services	3,951	3,672
Depreciation and amortization	5,058	4,319
General and administrative expenses	7,703	8,067
Provision for asset impairments	—	210
Net loss on disposition of property and equipment	290	51
Interest income	(1)	(2)
Interest expense	456	253
Other income, net	(187)	(296)
Provision for income taxes	(1,782)	(948)
Loss from continuing operations	$(2,816)	$(693)

For additional information contact:

Dennard-Lascar Associates
713-529-6600
Rick Black / Ken Dennard
Investor Relations